EXHIBIT 5.2

WARNER NORCROSS & JUDD LLP
111 Lyon Street NW
Grand Rapids, Michigan 49503

October 5, 2016

Flagstar Bancorp, Inc.
5151 Corporate Drive
Troy, Michigan 48098-2639

Re:    Flagstar Bancorp, Inc. - Registration Statement on Form S-4

Ladies and Gentlemen:

Reference is made to the Registration Statement (the "Registration Statement") on Form S-4 to be filed by Flagstar Bancorp, Inc., a Michigan corporation (the "Company"), with the Securities and New Commission ("SEC") in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Securities Act"), of the offer and exchange by the Company of up to $250,000,000 registered 6.125% Senior Notes due 2021 (the "New Notes") for a like aggregate amount of the Company’s outstanding unregistered 6.125% Senior Notes due 2016 (the "Old Notes"). The New Notes will be issued pursuant to an Indenture, dated as of July 11, 2016 (the "Indenture"), by and between the Company and Wilmington Trust, National Association (the "Trustee").

In providing the opinions below, we have examined the Indenture and the form of global certificates evidencing the New Notes to be issued under the Indenture. We have also reviewed and are relying on one or more certificates signed by the Secretary or another officer of the Company certifying to, among other things, matters relating to the articles of incorporation, bylaws, resolutions adopted by the board of directors, the identity and incumbency of certain officers, and certain other matters with respect to the Company (the "Officer’s Certificates"). We have also reviewed and are relying on certain certificates issued by the Michigan Department of Licensing and Regulatory Affairs (the "Department") on a recent date with respect to the Company (the "Certificates"). The Indenture, the Officer’s Certificates, and the Certificates are collectively referred to in this letter as the "Documents."

In our examination, we have assumed (a) the genuineness of all signatures, (b) the legal capacity of natural persons, (c) the authenticity of all documents submitted to us as originals, and (d) the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of those documents. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations, warranties and statements contained in the Documents and certificates and oral or written statements and other information of or from public officials, officers or other appropriate representatives of the Company and others, and assume compliance on the part of all parties to the Documents with their covenants and agreements contained therein.

We have further assumed that (i) each party to the Documents (other than the Company) (x) is validly existing and in good standing in its jurisdiction of organization and (y) had or has the power and authority to enter into and perform its obligations under the Documents to which it is a party; (ii) each of the Documents (x) has been duly authorized, executed and delivered by each party thereto (other than the Company) and (y) is a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms.

Based on the above, and subject to the limitations, assumptions, and qualifications in this opinion letter, it is our opinion that:

1.     The Company is validly existing as a corporation in good standing under the laws of the State of Michigan.

2.     The Company has, and had as of the date of execution and delivery of the Indenture, the corporate power and corporate authority to execute and deliver the Indenture and the New Notes and to perform its obligations thereunder, and the Indenture and the New Notes have been duly authorized by the Company.

3.     When the New Notes have been duly executed, authenticated and delivered against surrender of the Old Notes in accordance with the Indenture, the New Notes will be validly issued, fully paid and nonassessable, and will be binding obligations of the Company.

The opinions expressed above are subject to the following assumptions, limitations and qualifications:

A.     We do not express an opinion as to statutes, laws, rules, or regulations other than the laws, statutes, rules, and regulations of the State of Michigan. The New Notes and the Indenture, by their terms, are governed by the laws of the State of New York. We express our opinion that the Notes are binding obligations of the Company based only on the laws of the State of Michigan. The application of the laws of the State of New York is the subject of an opinion of Sullivan & Cromwell LLP which is also filed as an exhibit to this Registration Statement.

B.    Our opinion that the New Notes are binding obligations is subject to (1) limitations that are imposed by the effect of general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity) and (2) the effect of generally applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, arrangement, moratorium and other similar laws.

C.     We have assumed that the factual statements made in the Officer’s Certificates and the statements made in the Certificates from the Department are true and correct as of the date of this opinion letter.

Our opinions are matters of professional judgment and are not a guaranty of results. The opinions expressed above are as of the date of this letter, and we do not assume an obligation to update or supplement those opinions to reflect a fact or circumstance that in the future comes to our attention or a change in law that in the future occurs or becomes effective. This letter is limited to the matters set forth in it, and no opinions are intended to be implied or may be inferred beyond those expressly stated above. This opinion may be relied upon by Sullivan & Cromwell LLP as if it were addressed to them.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading "Validity of the New Notes" in the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued under it.

Warner Norcross & Judd LLP

By: /s/    Gordon R. Lewis
     Gordon R. Lewis, a Partner